EXHIBIT 10.6
R.H. DONNELLEY CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
ARTICLE I
INTRODUCTION
     This Supplemental Executive Retirement Agreement (the “Agreement”) is made effective as of December 31, 2008 by and between R.H. Donnelley Corporation (the “Company”) and David C. Swanson, the Chairman and Chief Executive Officer of the Company (the “Executive”).
ARTICLE II
DEFINITIONS
     For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
     2.1 “Actuarial Equivalent” means equivalence in value between two or more forms and/or times of payment based on a determination by an actuary chosen by the Compensation Committee, using sound actuarial assumptions at the time of such determination consistent with assumptions used by the Company under its defined benefit plans.
     2.2 “Applicable Percentage” means the percentage of the Supplemental Retirement Benefit that the Executive is entitled to receive as determined in accordance with Article III.
     2.3 “Beneficiary” means a person determined in accordance with Article V to be the person to whom benefits under this Agreement shall be paid in the event of the Executive’s death.
     2.4 “Board” means the Board of Directors of the Company.
     2.5 “Cause” shall have the meaning set forth in the Employment Agreement.
     2.6 “Change in Control” means any of the following (as such terms are defined in Section 409A except as otherwise provided in (B) below):
          (A) Change in the Ownership of the Company. A change in the ownership of the Company occurs on the date that any one person or persons acting as a group (as defined in Section 409A), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company.
          (B) Change in the Effective Control of the Company. A change in the effective control of the Company shall be deemed to occur on either of the following dates:
               (i) The date any one person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Company; or
               (ii) The date a majority of members of the Company’s board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

          (C) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.
     2.7 “Code” means the Internal Revenue Code of 1986, as amended.
     2.8 “Company” means R.H. Donnelley Corporation, any subsidiaries or affiliates thereof, or any successors thereto.
     2.9 “Compensation Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company.
     2.10 “Disabled” or “Disability” shall have the meaning set forth in the Employment Agreement.
     2.11 “Employment Agreement” means that certain Amended and Restated Employment Agreement dated as of December 31, 2008 by and between the Executive and the Company, together with all amendments thereto, except as provided in Section 2.13.
     2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.13 “Good Reason” shall have the meaning set forth in the Employment Agreement entered into as of October 3, 2005 as in effect prior to the Amended and Restated Employment Agreement dated as of December 31, 2008.
     2.14 “Involuntary Separation from Service” means a Separation from Service due to the independent exercise of the unilateral authority of the Company to terminate the Executive’s services, other than at the Executive’s implicit or explicit request, and other than for Cause or Disability.
     2.15 “Other Company Plans” means the R.H. Donnelley Corporation Retirement Account, the R.H. Donnelley Pension Benefit Equalization Plan and any other defined benefit plan (as such term is defined in section 3(35) of ERISA) sponsored by the Company.
     2.16 “Retirement” shall refer to the date on which the Executive Separates from Service after attaining age 60.
     2.17 “Section 409A” means Code Section 409A and the Treasury Regulations promulgated thereunder.
     2.18 “Separation from Service (Separates from Service)” and “Termination of Employment” shall be used interchangeably for the purposes of this Agreement and shall be interpreted in accordance with the provisions of Section 409A. Whether a separation from service has occurred is determined based on whether the facts and circumstances indicate that the Company and the Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding 36-month period.
     2.19 “Supplemental Retirement Benefit” means the amount necessary to cause the Executive’s annual retirement benefit from this Agreement and projected benefits from all Other Company Plans to yield a total single life annuity of Five Hundred Thousand Dollars ($500,000) per year if the Executive were to retire at age 60 and all benefits under all Other Company Plans were paid in a single life annuity commencing at age 60.

     2.20 “Unapproved Change in Significant Control” means when a person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing at least thirty percent (30%) but less than fifty percent (50%) of the total voting power of the stock of the Company (thereby constituting a change in control under Section 409A but not a Change in Control as defined in this Agreement) and such acquisition is not approved or endorsed by the Board on or before its effective time.
     2.21 “Voluntary Termination” means voluntary resignation of employment by the Executive, other than for Good Reason or as a result of his Disability, prior to his attaining age 60.
ARTICLE III
SUPPLEMENTAL RETIREMENT BENEFITS
     3.1 Applicable Percentage.
          3.1.1 Schedule. Except as otherwise provided in this Section 3.1, the percentage of the Supplemental Retirement Benefit the Executive will be entitled to receive shall be determined by reference to his age and the following schedule, assuming his continued employment with the Company:

Executive’s Age	Applicable Percentage
55	50%
56	66.66%
57	83.32%
58	100%
          3.1.2. Forfeiture Events. The Applicable Percentage shall be zero, and the Executive’s right to the Supplemental Retirement Benefit shall be forfeited in its entirety, if the event of:
               (A) The Executive’s Voluntary Termination prior to age 60 (except as provided in Section 3.4); or
               (B) Termination of the Executive’s employment with the Company for Cause or the Executive’s violation of the restrictive covenants of his Employment Agreement;
provided, however, that no reduction in the Applicable Percentage shall apply under this Section 3.1.2 to the extent the Applicable Percentage previously became payable under Section 3.3.
          3.1.3. Acceleration Events. The Applicable Percentage shall be 100% in the event of:
               (A) Termination of the Executive’s employment with the Company as a result of his death or Disability; or
               (B) Within two years following a Change in Control, the Executive’s employment is terminated as a result of his Involuntary Separation from Service or termination for Good Reason. For purposes of this Agreement, termination of employment after the commencement of negotiations with a potential acquiror or business combination partner shall be deemed to be a termination of employment within two years following a Change in Control if within 2 years after the Executive’s termination such negotiations result in a transaction with such acqurior or business combination partner which constitutes a Change in Control.
Except as provided in this Section 3.1.3, Executive shall have no right to the unvested portion of the Supplemental Retirement Benefit following termination of his employment for any reason.

     3.1.4 Continued Vesting Following Certain Change in Control Payments. If a payment is made in connection with a Change in Control and no termination of employment has occurred, the unvested portion of the Supplemental Retirement Benefit will remain outstanding and continue to vest in accordance with the schedule above, subject to the Executive’s continued employment with the Company.
     3.2 Form of Benefit Payment. The Actuarial Equivalent of the Applicable Percentage of the Supplemental Retirement Benefit, adjusted to present value in any case in which payments will commence other than upon attaining age 60 shall be paid in the form of a lump sum. Present value shall be based on the interest rate then used for present valuing benefits under the Company’s defined benefit plans.
     3.3 Time for Payment. The Applicable Percentage of the Supplemental Retirement Benefit (as determined under Section 3.2) shall be paid on the later of (i) the date the Executive attains age 60 or (ii) the first day of the seventh (7th ) month commencing after his Separation from Service; provided, however, that in the event of any of the following events, payment shall be accelerated to commence upon the earlier of :
          (A) On the first day of the month following the date of the Executive’s death;
          (B) On the first day of the seventh (7th) month commencing after his Separation from Service due to Disability, Involuntary Separation from Service or termination for Good Reason; and
          (C) On the effective date in the event of a Change in Control.
     3.4 Special Vesting Rule for Unapproved Change in Significant Control. If an Unapproved Change in Significant Control occurs, payment of the Applicable Percentage of the Supplemental Retirement Benefit will not accelerate as described in 3.3(C) above, but the risk of forfeiture associated with the Executive’s Voluntary Termination prior to attaining age 60 shall lapse as to the then-vested portion of his Supplemental Retirement Benefit. (For the avoidance of doubt, if the same change in significant control were to occur with the approval or endorsement of the Board, this risk of forfeiture would not lapse.)
     3.5 Death of Executive During Active Employment. In the event the Executive dies while employed by the Company, no death benefits shall be payable under this Agreement but any Supplemental Retirement Benefits due to the Executive under this Agreement shall be paid to his designated Beneficiary as described in Article V below.
     3.6 Withholding of Payroll Taxes. The Company shall withhold from payments made hereunder any taxes required to be withheld from the Executive’s benefits under federal, state or local law. However, a Beneficiary may elect not to have withholding for federal income tax purposes pursuant to Code Section 3405(a)(2), or any successor provision thereto.
     3.7 Payment to Guardian. If a Supplemental Retirement Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Compensation Committee may direct payment of such benefit to the guardian, legal representative or such person having the care and custody of such minor, incompetent or person. The Compensation Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Compensation Committee and the Company from all liability with respect to such benefit.
ARTICLE IV
ADMINISTRATION
     4.1 Compensation Committee and Duties. This Agreement shall be administered by the Compensation Committee. The Compensation Committee shall have the sole and exclusive authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and decide or resolve any and all questions including interpretations of this Agreement, including the calculation of benefits and any other questions as may arise in connection with the Agreement.
     4.2 Agents. In the administration of this Agreement, the Compensation Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
     4.3 Binding Effect of Decisions. The decision or action of the Compensation Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.
     4.4 Indemnity. The Company shall indemnify and hold harmless the members of the Compensation Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Agreement, except in the case of gross negligence or willful misconduct.
ARTICLE V
BENEFICIARY DESIGNATION
     5.1 Beneficiary Designation. The Executive shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Agreement shall be paid in the event of his death prior to complete distribution of the benefits due under the Agreement. Each Beneficiary designation shall be in a written form approved by the Compensation Committee, a form of which is attached as Exhibit A, and will be effective only when filed with the Chief Financial Officer of the Company during the Executive’s lifetime.
     5.2 Amendments to Beneficiary Designation. Any Beneficiary designation may be changed by the Executive without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Chief Financial Officer of the Company. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If the Executive’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.
     5.3 No Effective Designation. In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Executive or die prior to complete distribution of the Executive’s benefits, then the Executive’s designated Beneficiary shall be deemed to be the Executive’s estate.
     5.4 Effect of Payment. The payment to the deemed Beneficiary shall completely discharge the Company’s obligations under this Agreement.
ARTICLE VI
CLAIMS PROCEDURE
     6.1 Claim. If the Executive or the Executive’s beneficiary believes that he or she is entitled to benefits under the Agreement which are not being paid to him or which are not be accrued for his or her benefit, he or she shall file a written claim with the Company. Any such claim shall be adjudicated in accordance with the claim and appeal procedures set out in Article VII of the Company’s Pension Benefit Equalization Plan as amended to date, which are incorporated herein by reference.
     6.2 Arbitration of Disputes. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement shall be submitted to arbitration in New York, New York under the auspices of the American Arbitration Association.

ARTICLE VII
MISCELLANEOUS
     7.1 Unfunded Plan. This Agreement is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I ERISA. Accordingly, the Agreement shall terminate and no further benefits shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Agreement constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.
     7.2 Unsecured General Creditor. The Executive and his Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by the Company. Except as may be provided in Section 7.3, such policies, annuity contracts or other assets of the Company, if any, shall not be held under any trust for the benefit of the Executive, his Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. Any and all of the Company’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Agreement shall be that of an unfunded and unsecured promise to pay money in the future.
     7.3 Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Agreement. At its discretion, the Company may establish one or more trusts, with such trustee as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Agreement are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
     7.4 Nonassignability. Neither the Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or any other person, nor be transferable by operation of law in the event of the Executive’s or any other person’s bankruptcy or insolvency.
     7.5 Not a Contract of Employment. The terms and conditions of this Agreement shall not be deemed to constitute a contract of employment between the Company and the Executive, and the Executive (or his Beneficiary) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Agreement shall be deemed to give the Executive the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge him at any time.
     7.6 Protective Provisions. The Executive will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefit hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.
     7.7 Terms; Gender. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

     7.8 Captions. The captions of the articles, sections, and paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
     7.9 Governing Law. The provisions of this Agreement shall be construed, interpreted, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of New York.
     7.10 Validity. If any provision of this Agreement shall be held illegal or invalid for any reason, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.
     7.11 Notice. Any notice or filing required or permitted to be given under the Agreement shall be sufficient in writing and hand delivered, or sent by registered or certified mail, to the Chief Financial Officer of the Company, or to the Company’s statutory agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     7.12 Successors. The provisions of this Agreement shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.
     7.13 Interpret Agreement in Conformity with Section 409A. It is the intention of the Company that the Agreement complies with all applicable provisions of Section 409A. In the event any provision of this Agreement is ambiguous, then it shall be interpreted in a manner that is consistent with Section 409A.
     7.14 Exhibit. Exhibit A is incorporated herein and shall be interpreted in all respects in conformity with and shall be subject to the terms and conditions of the Agreement.
     7.15 Amendment or Termination of Agreement. The Compensation Committee may amend, suspend or terminate the Agreement at any time. However, no amendment, suspension or termination of the Agreement shall reduce the Executive’s Supplemental Retirement Benefit without the consent of the Executive. Notwithstanding the foregoing, except to the extent required to comply with Section 409A, no amendment to the definition of Change in Control shall be made without the consent of the Executive.
     7.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

R. H. DONNELLEY CORPORATION

By:	/s/ Gretchen Zech Signature

Title: Senior Vice President, HR

EXECUTIVE

/s/ David C. Swanson

David C. Swanson